An d y H u rd , P re s ident , CEO & Inte r im CFO J an u ary 2013 JP Morgan Healthcare Conference

Safe Harbor Statement 3 This presentation contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting athenahealth, Inc. (the “Company”) management’s expectations for: consummation of the acquisition of Epocrates, Inc. and successful operational integration of the companies and their services; the anticipated benefits of the companies’ present and future service offerings and plans for developing and expanding those offerings; improvements in market awareness of the Company; the development of a nationwide network of providers; and the potential for future financial and operational performance. Such statements do not constitute guarantees of future performance, are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: consummation of the transaction is subject to customary closing conditions, which if not met or waived would cause the transaction not to close, including the failure to obtain approval for the transaction; failure to effectively integrate services and operations of the Company and Epocrates, Inc. in a timely manner, whether due to unforeseen hurdles or technical barriers to integration of the companies’ hardware, software, or data; failure to achieve anticipated benefits or market acceptance of integrated services; the highly competitive and rapidly changing industry in which the Company and Epocrates, Inc. operate; and the evolving and complex governmental and regulatory compliance environment in which the Company and its clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this presentation, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in its public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com and on the SEC's website at http://www.sec.gov.

Use of Non-GAAP Financial Measures In the Company’s earnings releases, conference calls, slide presentations, or webcasts, the Company may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, is available within this presentation and within the Company’s public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com. 4

Regulation M-A Disclosure 5 In connection with the acquisition of Epocrates, Inc.(“Epocrates”) by athenahealth, Inc.(“athenahealth”) pursuant to an Agreement and Plan of Merger (the “Merger”), Epocrates will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant materials in connection with the proposed transaction. Epocrates will also mail the proxy statement to Epocrates stockholders. athenahealth and Epocrates urge investors and security holders to read the proxy statement and the other relevant material when they become available because these materials will contain important information about athenahealth, Epocrates, and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all documents filed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, free copies of the documents filed with the SEC by athenahealth will be available on the “Investors” portion of athenahealth’s website at www.athenahealth.com. Free copies of the documents filed with the SEC by Epocrates will be available on the “Investor Relations” portion of Epocrates’s website at www.epocrates.com. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION. athenahealth, Epocrates Merger Sub, Inc. (“MergerSub”), Epocrates, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Epocrates in connection with the Merger. Information about those executive officers and directors of athenahealth is set forth in athenahealth’s proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 26, 2012, and is supplemented by other public filings made, and to be made, with the SEC. Information about those executive officers and directors of Epocrates and their ownership of Epocrates common stock is set forth in Epocrate’s proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on August 30, 2012, and is supplemented by other public filings made, and to be made, with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of athenahealth, MergerSub, Epocrates, and their respective executive officers and directors in the Merger by reading the proxy statement and the other filings and documents referred to above. This presentation does not constitute an offer of any securities for sale.

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12 27,000 physicians 330,000 physicians

15 In the past year…  199 million drug lookups  116 million DocAlerts  1.5 million App Network launches  50,000 iPad downloads…within the first week of release…without promotion!  278,000 unique weekly users  59% of users consult the app during patient appointments

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33 33 athenahealth provides cloud-based services for EHR, practice management and care coordination. Our mission is to be caregivers’ most trusted service, helping them do well doing the right thing.